EXHIBIT 23.2

                          CONSENT OF STEGMAN & COMPANY

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                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Essex Corporation

         We consent to the incorporation by reference in the Registration Statement of Essex Corporation on Form S-8 (the "Registration Statement") of our report dated February 21, 2003, except as to Note 12 which is dated March 1, 2003, relating to the balance sheet of Essex Corporation as of December 29, 2002 and the related statements of operations, changes in stockholders' equity and cash flows for the fiscal years ended December 29, 2002 and December 30, 2001, which report appears in the 2002 Annual Report on Form 10-KSB/A No.1 of Essex Corporation and to all references to our Firm included in the Registration Statement.


                                                     /s/ Stegman & Company
                                                     Stegman & Company


Baltimore, Maryland
September 10, 2003